UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  February 15, 2011

SyntheMed, Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	0-20580	14-1745197
(State or Other Jurisdiction	(Commission file Number)	(IRS Employer
of Incorporation)		Identification No.)

200 Middlesex Essex Turnpike, Suite 210, Iselin, New Jersey		08830
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:  732-404-1117

________________________________________________________
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01  Entry into a Material Definitive Agreement

On February 15, 2011, we amended the previously announced agreement and plan of merger with Pathfinder, LLC to, among other things, (i) adjust the calculation of the exchange ratio, effectively excluding from the calculation membership interests underlying outstanding Pathfinder options, (ii) fix April 30, 2011 as the outside date by which the merger must occur, after which a non-breaching party shall have the right to terminate the agreement for any reason or no reason and (iii) include a post-closing covenant by SyntheMed to issue ratably to former Pathfinder members additional shares of SyntheMed common stock if, within three months after closing of the merger, SyntheMed amends its existing agreement with Yissum Research Development Company of the Hebrew University of Jerusalem as anticipated to, among other things, require the issuance to Yissum of additional shares of SyntheMed common stock, such that SyntheMed stockholders will bear the full dilutive effect of any such issuance of shares to Yissum.

On February 15, 2011, we also amended the previously announced revolving credit and security agreement with Pathfinder to extend to April 30, 2011 the period of time during which we are entitled to request drawdowns under the agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SyntheMed, Inc.

Date: February 22, 2011	By:	/s/ Richard L. Franklin, M.D., Ph.D.
Richard L. Franklin,
Executive Chairman